Exhibit 99.1

ITEM 6.                 SELECTED FINANCIAL DATA

The following table presents selected financial data for the periods indicated for our continuing operations only.  Effective June 1, 2009, the Company completed the sale of all the outstanding common stock of Phase 2 Consulting, Inc. (“Phase 2”).  The financial data herein has been updated to reflect the classification of the results of operations of Phase 2 as discontinued operations for all periods presented.

See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the notes to our accompanying consolidated financial statements for additional information regarding the financial data presented under this item.

SIX-YEAR FINANCIAL SUMMARY
Dollars in thousands, except per share data
(Year ended December 31,)	2008	2007	2006	2005	2004	2003
Consolidated statement of earnings data:
Operating revenues	$735,412	$693,013	$601,807	$443,731	$378,797	$539,322
Operating earnings (loss) (2)	32,907	27,530	21,551	32,610	41,311	(14,396)
Amounts attributable to RehabCare: (2) (3)
Earnings (loss) from continuing operations	$19,568	$13,041	$7,594	$(17,373)	$22,893	$(13,699)
Basic EPS from continuing operations	$1.11	$0.76	$0.45	$(1.04)	$1.41	$(0.86)
Diluted EPS from continuing operations	$1.10	$0.75	$0.44	$(1.04)	$1.36	$(0.86)
Weighted average shares outstanding (000s):
Basic	17,583	17,226	17,008	16,751	16,292	16,000
Diluted	17,798	17,459	17,243	16,751	16,835	16,000

Consolidated balance sheet data:
Working capital	$97,284	$80,285	$85,982	$60,664	$76,451	$76,952
Total assets	438,406	408,560	428,296	272,925	277,666	233,626
Total liabilities	160,606	163,271	217,431	74,677	70,638	55,671
Total equity	277,800	245,289	210,865	198,248	207,028	177,955

Financial statistics:
Operating margin (2)	4.5%	4.0%	3.6%	7.3%	10.9%	(2.7)%
Net margin (2) (3)	2.7%	1.9%	1.3%	(3.9)%	6.0%	(2.5)%
Current ratio	2.1:1	1.9:1	1.9:1	1.9:1	2.3:1	2.9:1
Diluted EPS growth rate (2) (3)	46.7%	70.5%	142.3%	(176.5)%	258.1%	(162.3)%
Return on equity (1) (2) (3)	7.5%	5.7%	3.7%	(8.6)%	11.9%	(7.5)%

Operating statistics:
Freestanding hospitals:
Number of locations at end of year (4)	11	8	7	5	N/A	N/A
Number of patient discharges (4)	6,019	5,070	3,595	1,110	N/A	N/A
Program management:
Inpatient units:
Average number of programs	124	127	137	145	142	133
Average admissions per program	377	363	360	372	383	422
Outpatient programs:
Average number of locations	33	35	41	42	42	48
Patient visits (000s)	983	1,006	1,130	1,146	1,133	1,248
Contract therapy:
Average number of locations (5)	1,066	1,125	1,018	749	588	460

(1)	Based on average of beginning and ending equity.
(2)	The results for 2003 include a pretax loss on net assets held for sale of $43.6 million ($30.6 million after tax or $1.90 per diluted share).
(3)	The results for 2005 include after tax losses on our equity investment in InteliStaf Holdings, Inc. of $36.5 million or $2.18 per diluted share.
(4)	We entered the freestanding hospitals business on August 1, 2005 with the acquisition of substantially all of the operating assets of MeadowBrook Healthcare, Inc.
(5)	Effective July 1, 2006, we acquired Symphony Health Services, LLC and its RehabWorks business, which added 470 contract therapy locations.